EXHIBIT 12

       FLORIDA POWER & LIGHT COMPANY
           COMPUTATION OF RATIOS

                                                                        Years Ended December 31,
                                                      1995          1994          1993          1992          1991
                                                                        (Thousands of Dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
  Net income ..................................    $  611,374    $  568,073    $  467,960    $  514,800    $  417,517
  Income taxes ................................       342,293       319,410       239,890       264,588       183,364
  Fixed charges, as below .....................       286,472       310,312       348,028       338,219       326,686

    Total earnings, as defined ................    $1,240,139    $1,197,795    $1,055,878    $1,117,607    $  927,567

Fixed charges, as defined:
  Interest charges ............................    $  269,952    $  292,347    $  327,085    $  315,799    $  311,152
  Rental interest factor ......................         5,667         6,919         9,501         9,567         6,353
  Fixed charges included in nuclear fuel cost .        10,853        11,046        11,442        12,853         9,181

    Total fixed charges, as defined ...........    $  286,472    $  310,312    $  348,028    $  338,219    $  326,686

Ratio of earnings to fixed charges ............          4.33          3.86          3.03          3.30          2.84


RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND DIVIDEND REQUIREMENTS ON PREFERRED STOCK

Earnings, as defined:
  Net income ..................................    $  611,374    $  568,073    $  467,960    $  514,800    $  417,517
  Income taxes ................................       342,293       319,410       239,890       264,588       183,364
  Fixed charges, as below .....................       286,472       310,312       348,028       338,219       326,686

    Total earnings, as defined ................    $1,240,139    $1,197,795    $1,055,878    $1,117,607    $  927,567

Fixed charges, as defined:
  Interest charges ............................    $  269,952    $  292,347    $  327,085    $  315,799    $  311,152
  Rental interest factor ......................         5,667         6,919         9,501         9,567         6,353
  Fixed charges included in nuclear fuel cost .        10,853        11,046        11,442        12,853         9,181

    Total fixed charges, as defined ...........       286,472       310,312       348,028       338,219       326,686

Non-tax deductible dividend requirements
  on preferred stock ..........................        43,402        39,558        42,663        43,901        41,256
Ratio of income before income taxes
  to net income ...............................          1.56          1.56          1.51          1.51          1.44

Dividend requirements on preferred stock
  before income taxes .........................        67,707        61,710        64,421        66,291        59,409

Combined fixed charges and dividend
  requirements on preferred stock .............    $  354,179    $  372,022    $  412,449    $  404,510    $  386,095

Ratio of earnings to combined fixed charges
  and dividend requirements on preferred stock.          3.50          3.22          2.56          2.76          2.40